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                                                                   Exhibit 10.14
                                                                   -------------

                   RESEARCH, DEVELOPMENT AND LICENSE AGREEMENT

                                     between

                                  ARQULE, INC.

                                       and

                               SOLVAY DUPHAR B.V.





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                                TABLE OF CONTENTS

                                                                    Page
                                                                    ----


1.       Definitions................................................- 1 -
         1.1.     "Active ArQule Compounds".........................- 1 -
         1.2.     "Affiliate".......................................- 1 -
         1.3.     "Agreement".......................................- 2 -
         1.4.     "AMAP"............................................- 2 -
         1.5.     "AMAP Chemistry"..................................- 2 -
         1.6.     "AMAP Technology".................................- 2 -
         1.7.     "AMAP Improvement"................................- 2 -
         1.8.     "AMAP Installation Date"..........................- 2 -
         1.9.     "ArQule Compounds"................................- 2 -
         1.10.    "ArQule Patent Rights"............................- 2 -
         1.11.    "ArQule Technology"...............................- 2 -
         1.12.    "Array"...........................................- 2 -
         1.13.    "Base Rate of Interest"...........................- 2 -
         1.14.    "Chemical Theme"..................................- 3 -
         1.15.    "Confidential Information"........................- 3 -
         1.16.    "Contract Year"...................................- 3 -
         1.17.    "Derivative"......................................- 3 -
         1.18.    "Directed Array"..................................- 3 -
         1.19.    "Directed Array Program" or "DA Program"..........- 3 -
         1.20.    "Disclosing Party"................................- 3 -
         1.21.    "Field"...........................................- 3 -
         1.22.    "Full-Time Equivalent" or "FTE"...................- 3 -
         1.23.    "Joint Patent Rights".............................- 3 -
         1.24.    "Lead Compound"...................................- 3 -
         1.25.    "Net Sales".......................................- 3 -
         1.26.    "Net Sales Price".................................- 3 -
         1.27.    "Patent Rights"...................................- 4 -
         1.28.    "Phase II Clinical Trials"........................- 4 -
         1.29.    "Phase III Clinical Trials".......................- 4 -
         1.30.    "Priority Substance"..............................- 4 -
         1.31.    "Project Declaration".............................- 4 -
         1.32.    "Proprietary Materials"...........................- 4 -
         1.33.    "Receiving Party".................................- 4 -
         1.34.    "Research Committee"..............................- 4 -
         1.35.    "Research Period".................................- 4 -
         1.36.    "Research Plan"...................................- 5 -
         1.37.    "Research Programs"...............................- 5 -
         1.38.    "Royalty-Bearing Product".........................- 5 -
         1.39.    "Royalty Period"..................................- 5 -
         1.40.    "Screening Array".................................- 5 -
         1.41.    "Screening Array Program" or "SA Program".........- 5 -





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         1.42.    "Solvay Duphar Compounds"................................- 5 -
         1.43.    "Solvay Duphar Patent Rights"............................- 5 -
         1.44.    "Target".................................................- 5 -
         1.45.    "Third Party Screening Array Partner.....................- 5 -
         1.46.    "Transferring Party".....................................- 6 -

2.       Management of Research Programs...................................- 6 -
         2.1.     Composition of Research Committee........................- 6 -
         2.2.     Duties of the Research Committee.........................- 6 -
         2.3.     Compounds Excluded from the DA Program...................- 7 -
         2.4.     Meetings of the Research Committee.......................- 7 -
         2.5.     Cooperation..............................................- 7 -
         2.6.     Visits to Facilities.....................................- 7 -

3.       Screening Array Program...........................................- 8 -
         3.1.     Description of Program...................................- 8 -
                  3.1.1.   Supply of Screening Arrays......................- 8 -
                  3.1.2.   Identification of Active ArQule Compounds.......- 8 -
         3.2.     Payment..................................................- 8 -
         3.3.     Termination of SA Program................................- 9 -

4.       Directed Array Program............................................- 9 -
         4.1.     Description of Program...................................- 9 -
         4.2.     Conduct of Program......................................- 10 -
         4.3.     Payments................................................- 10 -
         4.4.     Termination of DA Program...............................- 11 -

5.       Ownership of Compounds...........................................- 11 -
         5.1.     Solvay Duphar Compounds.................................- 11 -
         5.2.     ArQule Compounds........................................- 11 -

6.       Intellectual Property Rights.....................................- 11 -
         6.1.     Ownership of Patent Rights..............................- 11 -
         6.2.     Prosecution of Patent Rights on Active ArQule
                  Compounds...............................................- 12 -
         6.3.     Management of Joint Patent Rights.......................- 12 -
         6.4.     Cooperation of the Parties..............................- 12 -
         6.5.     Infringement by Third Parties...........................- 13 -
                  6.5.1.   Prosecution by Solvay Duphar...................- 13 -
                  6.5.2.   Prosecution by ArQule..........................- 13 -
         6.6.     Infringement of Third Party Patent Rights...............- 13 -
         6.7.     Claims Brought by Third Parties.........................- 14 -
         6.8.     Cooperation in Infringement Actions.....................- 14 -

7.       License Grants...................................................- 14 -
         7.1.     ArQule Screening License................................- 14 -
         7.2.     ArQule Commercial License...............................- 14 -
         7.3.     Limitations on Sublicenses..............................- 15 -





                                      (ii)




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         7.4.     Solvay Duphar License Outside the Field.................- 15 -
         7.5.     AMAP License............................................- 15 -
         7.6.     Diligence...............................................- 15 -
         7.7.     Reports of Development Progress.........................- 15 -
         7.8.     Reversion of Rights.....................................- 16 -

8.       AMAP Technology..................................................- 16 -
         8.1.     Access to AMAP Technology...............................- 16 -
         8.2.     AMAP Installation Date..................................- 18 -
         8.3.     License of AMAP Technology..............................- 18 -
         8.4.     AMAP Improvements.......................................- 18 -
         8.5.     Protection of AMAP Technology...........................- 19 -
         8.6.     Acceleration of Transfer................................- 19 -

9.       Payments, Reports, and Records...................................- 19 -
         9.1.     Milestone Payments......................................- 19 -
         9.2.     Royalties...............................................- 19 -
         9.3.     Reports and Payments....................................- 19 -
         9.4.     Invoices; Payments in U.S. Dollars......................- 20 -
         9.5.     Payments in Other Currencies............................- 20 -
         9.6.     Records.................................................- 20 -
         9.7.     Late Payments...........................................- 21 -

10.      Confidential Information and Proprietary Materials...............- 21 -
         10.1.    Confidential Information................................- 21 -
                  10.1.1.       Definition of Confidential Information....- 21 -
                  10.1.2.       Designation of Confidential Information...- 21 -
                  10.1.3.       Obligations...............................- 21 -
                  10.1.4.       Exceptions................................- 22 -
         10.2.    Proprietary Materials...................................- 22 -
                  10.2.1.       Definition of Proprietary Materials.......- 22 -
                  10.2.2.       Limited Use...............................- 23 -
                  10.2.3.       Limited Disposition.......................- 23 -
                  10.2.4.       Reverse Engineering.......................- 23 -
         10.3.    Return of Confidential Information and Proprietary
                  Materials...............................................- 23 -
         10.4.    Publications............................................- 23 -
         10.5.    Survival of Obligations.................................- 23 -

11.      Other Rights and Obligations Between the Parties.................- 24 -
         11.1.    Manufacturing...........................................- 24 -
         11.2.    ArQule's Right to Acquire Solvay Duphar Products........- 24 -
         11.3.    Sale of ArQule Pharmaceutical Business..................- 24 -

12.      Representations and Warranties...................................- 25 -
         12.1.    Authorization...........................................- 25 -
         12.2.    Ownership...............................................- 25 -
         12.3.    Intellectual Property Rights............................- 25 -





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         12.4.    AMAP...............................................- 25 -

13.      Indemnification and Insurance...............................- 25 -
         13.1.    Indemnification....................................- 25 -
         13.2.    Procedures.........................................- 25 -
         13.3.    Insurance..........................................- 26 -

14.      Term and Termination........................................- 26 -
         14.1.    Term...............................................- 26 -
         14.2.    Breach of Payment Obligations......................- 26 -
         14.3.    Material Breach....................................- 26 -
         14.4.    Effect of Termination..............................- 26 -

15.      Miscellaneous...............................................- 26 -
         15.1.    Relationship of Parties............................- 26 -
         15.2.    Publicity..........................................- 27 -
         15.3.    Non-Solicitation...................................- 27 -
         15.4.    Governing Law......................................- 27 -
         15.5.    Dispute Resolution Procedures......................- 27 -
         15.6.    Counterparts.......................................- 28 -
         15.7.    Headings...........................................- 28 -
         15.8.    Binding Effect.....................................- 28 -
         15.9.    Assignment.........................................- 28 -
         15.10.   Notices............................................- 29 -
         15.11.   Amendment and Waiver...............................- 30 -
         15.12.   Severability.......................................- 30 -
         15.13.   Entire Agreement...................................- 30 -
         15.14.   Hardship...........................................- 30 -
         15.15.   Force Majeure......................................- 30 -

EXHIBIT A                  ArQule Patent Rights
EXHIBIT B                  Research Plan
EXHIBIT C                  Installation Criteria






                                      (iv)

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                   RESEARCH, DEVELOPMENT AND LICENSE AGREEMENT


         This Agreement, effective as of November 2, 1995 (the "Effective Date"), is between ArQule, Inc. ("ArQule"), a Delaware corporation, and Solvay Duphar B.V. ("Solvay Duphar"), a Dutch corporation.


                                 R E C I T A L S

         WHEREAS, ArQule has developed certain technology that has applications in the discovery and development of pharmaceutical compounds;

         WHEREAS, ArQule intends to produce compound Arrays (as defined below) containing large numbers of diverse organic compounds, and is willing to provide such Arrays to outside parties;

         WHEREAS, Solvay Duphar desires to obtain access to such Arrays for the purpose of screening for compounds with potential pharmaceutical activity;

         WHEREAS, Solvay Duphar desires that ArQule apply its technologies to the research and development of pharmaceutical compounds for Solvay Duphar and that ArQule transfer to Solvay Duphar certain proprietary technology relating to the automated assembly and synthesis of Arrays; and

         WHEREAS, in exchange for payment by Solvay Duphar of research funds, screening fees, milestone payments, and royalties, as well as a substantial equity investment, ArQule is willing to perform certain research and development activities for Solvay Duphar, and to provide Solvay Duphar and its Affiliates with Arrays and with technology relating to the automated assembly and synthesis of Arrays, subject to the terms and conditions of this Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, the parties hereby agree as follows:


1.       Definitions.

         1.1. "Active ArQule Compounds" shall mean those ArQule Compounds that have exhibited biological activity against a Target and as to which Solvay Duphar has notified ArQule pursuant to Section 3.1.2.

         1.2. "Affiliate" shall mean a corporation or other legal entity that controls, is controlled by, or is under common control with such party. For purposes of this definition, "control" means the ownership, directly or indirectly, of fifty percent (50%) or more of the




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outstanding equity securities of a corporation which are entitled to vote in the election of directors or a fifty percent (50%) or greater interest in the net assets or profits of an entity which is not a corporation.

         1.3. "Agreement" shall mean this Research, Development and License Agreement, together with Exhibits A through C hereto.

         1.4. "AMAP" shall mean the Automated Molecular Assembly Plant developed by ArQule, which is an integrated system of automated chemical processing substations, automation methods, and information management tools used for combinatorial synthesis, analysis, and purification of organic chemical compounds.

         1.5. "AMAP Chemistry" shall mean the reaction conditions (e.g., temperature, type and concentration of reactants, solvents, and reaction times) or similar methods or processes for the synthesis of Arrays by ArQule in the AMAP.

         1.6. "AMAP Technology" shall mean all Patent Rights, trade secrets, and know-how relating to the AMAP, excluding the AMAP Chemistry, that are owned or controlled by ArQule at the time of the AMAP Installation Date.

         1.7. "AMAP Improvement" shall mean any modification or improvement to the AMAP Technology, excluding the AMAP Chemistry, whether or not patentable or copyrightable, that is owned or controlled by Solvay Duphar during the Research Period or by ArQule after the AMAP Installation Date but during the Research Period.

         1.8. "AMAP Installation Date" shall have the meaning set forth in
Section 8.2.

         1.9. "ArQule Compounds" shall mean chemical compounds provided by ArQule to Solvay Duphar under the Screening Array Program.

         1.10. "ArQule Patent Rights" shall mean Patent Rights owned or controlled by ArQule as of the Effective Date or during the Research Period, and for a period of one (1) year thereafter, except for any Patent Rights relating to AMAP Technology or AMAP Improvements. The ArQule Patent Rights as of the Effective Date are listed in Exhibit A.

         1.11. "ArQule Technology" shall mean all trade secrets, know-how, Confidential Information, and Proprietary Materials that are owned or controlled by ArQule as of the Effective Date or acquired during the Research Period, except for any AMAP Technology or AMAP Improvements.

         1.12. "Array" shall mean a set of samples of structurally related chemical compounds arranged in a format such as a microtiter screening plate.

         1.13. "Base Rate of Interest" shall mean the base rate of interest declared from time to time by the Bank of Boston.






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         1.14. "Chemical Theme" shall mean the chemical or structural characteristics shared by a group of compounds as determined by the Research Committee pursuant to Section 2.2.

         1.15. "Confidential Information" shall have the meaning set forth in
Section 10.1.1.

         1.16. "Contract Year" shall mean each calendar year of the Research Period, except that the first Contract Year will commence on the Effective Date and conclude on December 31, 1996.

         1.17. "Derivative" shall mean a chemical compound structurally derived in one or more steps from another by a process of modification or partial substitution of at least one component wherein at least one structural feature is retained at each process step. The number of intermediate steps or compounds is not relevant to the classification of a compound as a Derivative. A compound need not have structural similarity to another compound in order to be classified as a Derivative.

         1.18. "Directed Array" shall mean an Array comprised of Derivatives synthesized by ArQule pursuant to the Directed Array Program.

         1.19. "Directed Array Program" or "DA Program" shall mean the Directed Array component of the Research Programs between ArQule and Solvay Duphar, as set forth in Article 4.

         1.20. "Disclosing Party" shall mean that party disclosing Confidential Information to the other party under Section 10.1.

         1.21. "Field" shall mean applications of a therapeutic drug in human or animal health.

         1.22. "Full-Time Equivalent" or "FTE" shall mean one (1) or more employees of a party who, collectively, spend time and effort working on a specific project or task equivalent to the time and effort of one (1) full-time employee of a party working on such project or task (approx. 2,000 hours per year). The term "ArQule FTE" shall have the meaning specified in Section 4.2.

         1.23. "Joint Patent Rights" shall mean any Patent Rights that are jointly owned by the parties, as set forth in Section 6.1(b).

         1.24. "Lead Compound" shall mean a compound that fulfills Solvay Duphar's primary criteria (with respect to potency, selectivity and biological availability) in a project line.

         1.25. "Net Sales" shall mean the aggregate Net Sales Price of Royalty-Bearing Products in any Royalty Period.

         1.26. "Net Sales Price" shall mean             *



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                                      *


         1.27. "Patent Rights" shall mean all Valid Claims of all issued patents and reissues, reexaminations, extensions and supplementary protection certificates thereof and all patent applications and any divisions, continuations, or continuations-in-part thereof or patents issuing thereon. For the purposes of this Section, "Valid Claim" shall mean either (a) a claim of an issued patent that has not been held unenforceable or invalid by an agency or a court of competent jurisdiction in any unappealable or unappealed decision or
(b) a claim of a pending patent application that has not been abandoned or finally rejected without the possibility of appeal or refiling.

         1.28. "Phase II Clinical Trials" shall mean clinical trials in a small sample of the intended patient population to assess the efficacy for a specific indication of a compound proposed to be used as a therapeutic or diagnostic pharmaceutical product, to determine dose tolerance and the optimal dose range as well as to gather additional information relating to safety and potential adverse effects, and meeting the requirements established by the U. S.
Food and Drug Administration for Phase II clinical trials.

         1.29. "Phase III Clinical Trials" shall mean clinical trials designed to demonstrate safety and efficacy of a compound proposed to be used as a therapeutic or diagnostic pharmaceutical product in an expanded patient population at geographically dispersed study sites, meeting the requirements established by the U.S. Food and Drug Administration for Phase III clinical trials.

         1.30. "Priority Substance" shall mean a compound selected by Solvay Duphar or an Affiliate of Solvay Duphar to enter into the preclinical research phase.

         1.31. "Project Declaration" shall mean, with respect to a compound, the decision to commence human clinical trials.

         1.32. "Proprietary Materials" shall have the meaning set forth in
Section 10.2.1.

         1.33. "Receiving Party" shall mean that party receiving Confidential Information under Section 10.1, or Proprietary Materials under Section 10.2, as the case may be.

         1.34. "Research Committee" shall have the meaning set forth in Section 2.1.

         1.35. "Research Period" shall mean the period during which the DA Program or the SA Program, or both, remain in effect. The maximum duration of the Research Period shall be five (5) years, unless extended by the mutual agreement of the parties.



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         1.36. "Research Plan" shall mean a plan of research for the DA Program covering a six-month period, which shall be updated quarterly pursuant to
Section 2.2 to reflect developments during the previous three (3) months and extended for the subsequent three (3) months. The initial Research Plan is attached as Exhibit B to this Agreement.

         1.37. "Research Programs" shall mean, collectively, the Directed Array Program and the Screening Array Program.

         1.38. "Royalty-Bearing Product" shall mean a product containing as one of its constituents (a) any Active ArQule Compound, (b) any Solvay Duphar Compound that ArQule synthesized in the DA Program, including Derivatives thereof developed by Solvay Duphar; or (c) any other compound discovered or designed by Solvay Duphar for a Target as a result of information provided by ArQule to Solvay Duphar under the Research Programs.

         1.39. "Royalty Period" shall mean every calendar quarter, or partial calendar quarter, commencing with the first commercial sale of a Royalty-Bearing Product in any country. The last Royalty Period for any Royalty-Bearing Product in any country shall be the quarter during which all Patent Rights covering such Royalty-Bearing Product expire in such country.

         1.40.    "Screening Array" shall mean an Array of ArQule Compounds.

         1.41. "Screening Array Program" or "SA Program" shall mean the Screening Array component of the Research Programs between ArQule and Solvay Duphar, as set forth in Article 3.

         1.42. "Solvay Duphar Compounds" shall mean all chemical compounds made by or for Solvay Duphar under this Agreement, including compounds provided by Solvay Duphar or its Affiliates to ArQule under the Directed Array Program and any Derivatives thereof, and Derivatives of Active ArQule Compounds, either developed by ArQule under the Directed Array Program or by Solvay Duphar alone.

         1.43. "Solvay Duphar Patent Rights" shall mean Patent Rights owned or controlled by Solvay Duphar, except for any Patent Rights relating to AMAP Improvements.

         1.44. "Target" shall mean the biological target against which activity of an Active ArQule Compound was revealed, together with any related biomolecules that (a) exhibit substantial structural homology with the identified biomolecule, as measured by the degree of similarity in the primary structure (i.e., amino acid sequence, nucleotide sequence, monosaccharide linkages) and secondary structure (i.e., three-dimensional structure), (b) perform a substantially similar function as the identified biomolecule, and (c) have therapeutic relevance. Biological targets shall not be considered as exhibiting substantial structural homology nor functional similarity if such biological targets are generally recognized by the scientific community as being different.

         1.45. "Third Party Screening Array Partner" shall mean a third party to whom ArQule provides Screening Arrays.



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         1.46. "Transferring Party" shall mean the party furnishing Proprietary
Materials to the other party under Section 10.2.

         1.47. The above definitions are intended to encompass the defined terms in both the singular and plural tenses.


2.       Management of Research Programs.

         2.1. Composition of Research Committee. The parties hereby establish a Research Committee comprised of six (6) members, with three (3) representatives appointed by each party. The initial members of the Research Committee shall be as follows:

  ArQule Representatives                 Solvay Duphar Representatives
  ----------------------                 -----------------------------

     David Coffen                               Ulf Preuschoff

     Joseph Hogan                               Chris Kruse

     Robert Zambias                             Jan van Randen


A party may change one or more of its representatives to the Research Committee at any time upon notice to the other party. Each party will designate one of its representatives as its team leader.

         2.2. Duties of the Research Committee. The Research Committee shall direct and administer the Research Programs. With respect to the Research Programs, the Solvay Duphar representatives on the Research Committee shall, in consultation with the ArQule representatives, determine the identity, scope and priority of each Chemical Theme. The identity and scope of such Chemical Theme will be determined on the basis of the following criteria: (i) the specific reaction or reaction sequence used to combine members of two or more discrete chemical units in which each chemical unit bears the functional group(s) required for the specific reaction(s) that result in the combination of the chemical units; and (ii) the extent to which a class of compounds is related by a recurring structural motif associated with a particular biological activity. With respect to the SA Program, the Research Committee shall specifically determine the following: (i) the appropriate number and type of Chemical Themes represented in the Arrays delivered to Solvay Duphar each Contract Year; (ii) the appropriate number of compounds for each Chemical Theme in the Arrays delivered to Solvay Duphar each Contract Year; and (iii) the appropriate amount of each compound to be provided for a particular Chemical Theme. With respect to the DA Program, the Research Committee shall specifically determine the following: (i) the appropriate number and type of Chemical Themes for submission to the DA Program, subject to ArQule's right to exclude certain compounds as set forth in Section 2.3 below; (ii) the appropriate number of compounds that ArQule should generate in a Directed Array for a particular Chemical Theme; and (iii) the appropriate amount of each compound in a Directed Array that ArQule should deliver to Solvay Duphar for further research and development. In



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addition, the Research Committee shall (i) determine the allocation of the funding and personnel resources to be contributed by the parties under this Agreement, (ii) revise and extend the Research Plan each calendar quarter for the subsequent six (6) months based on prior developments, (iii) resolve matters involving scientific questions, and (iv) resolve publication disputes that may arise under Section 10.4.

         2.3. Compounds Excluded from the DA Program. ArQule shall have the right, at the time Solvay Duphar seeks to include any compound(s) in the DA Program, to exclude from the DA Program any compound(s) that is at that time either (i) included within a directed array program for a third party or (ii) included within an existing ArQule internal development program, provided that the circumstances upon which the exclusion is based have, at the time ArQule seeks to assert the exclusion, been disclosed to the ArQule Board of Directors.

         2.4. Meetings of the Research Committee. The Research Committee shall conduct monthly telephone conferences and shall prepare and deliver a brief written report describing the significant issues and discussions that take place during such telephone conferences. A representative of the Research Committee jointly appointed by its members shall provide each member with five (5) business days notice of the time of telephone conferences, unless such notice is waived by all members. ArQule will prepare and deliver to the members of the Research Committee a brief progress report at least one week in advance of the telephone conference, which report will list the ArQule employees then working on the Research Programs. The Research Committee shall meet at least once each quarter at the facilities of ArQule, or at such other times and locations as the Research Committee determines. A representative of the Research Committee jointly appointed by its members shall provide each member with five (5) business days notice of the time and location of meetings, unless such notice is waived by all members. If a designated representative of a party cannot attend any meeting of the Research Committee, such party may designate a different representative for that meeting without notice to the other party, and the substitute member will have full power to vote on behalf of the permanent member. Except as otherwise provided in this Section 2, all actions and decisions of the Research Committee will require the unanimous consent of all of its members. If the Research Committee fails to reach agreement upon any matter, the dispute will be resolved in accordance with the procedures set forth in
Section 15.5 below. Subsequent to each quarterly meeting, the Research Committee shall prepare and deliver, to both parties, a written report describing the decisions made, conclusions and actions agreed upon.

         2.5. Cooperation. Each party agrees to provide the Research Committee with information and documentation as reasonably required for the Research Committee to fulfill its duties under this Agreement. In addition, each party agrees to make available its employees and consultants as reasonably requested by the Research Committee. The parties anticipate that members of the Research Committee will communicate informally with each other and with employees and consultants of the parties on matters relating to the Research Programs.

         2.6. Visits to Facilities. Members of the Research Committee shall have reasonable access to the facilities of each party where activities under this Agreement are in


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progress, but only during normal business hours and with reasonable prior notice. Each party shall bear its own expenses in connection with such site visits.


3.       Screening Array Program.

         3.1.     Description of Program.

                  3.1.1. Supply of Screening Arrays. During each Contract Year, ArQule will supply Solvay Duphar with Screening Arrays containing approximately
        *         each of    *   chemical compounds not included in any other
Screening Array provided to Solvay Duphar by ArQule and based on approximately
      * Chemical Themes. The amounts of each compound in each Array and the number of Chemical Themes per year are non-binding objectives, however, ArQule shall have a binding obligation, subject to Section 3.2, to furnish Solvay
Duphar with    *   different compounds, not included in any other Screening
Array provided to Solvay Duphar by ArQule, per year.

                  3.1.2. Identification of Active ArQule Compounds. Initially, ArQule will identify the Chemical Theme of each Screening Array but not the structures of the individual compounds in the Screening Arrays. Solvay Duphar may screen the Screening Arrays against any biological targets during the SA Program and thereafter. Initially, Solvay Duphar will not disclose the targets screened. If Solvay Duphar detects any Active ArQule Compounds in a Screening Array, ArQule will disclose (i) the structure of each Active ArQule Compound and
(ii) the structures, but not the locations in the Screening Array, of all other ArQule Compounds in the Screening Array and Solvay Duphar will disclose (a) the identity of the Target and (b) the level of activity. All such disclosed information shall be treated as Confidential Information by both parties. Solvay Duphar agrees to screen ArQule Compounds only against targets that, in its reasonable business judgement, are therapeutically relevant. Solvay Duphar agrees to notify ArQule of Active ArQule Compounds only if the level of activity detected is sufficient, in its reasonable business judgement, to warrant further development (including the making of Derivatives) of the Active ArQule Compound. Solvay Duphar may further develop (including the making of Derivatives) Active ArQule Compounds itself or it may submit Active ArQule Compounds to the Directed Array Program under Article 4.

         3.2. Payment. In consideration of the performance by ArQule of the SA Program in accordance with this Agreement, during the first Contract Year,
Solvay Duphar shall pay ArQule a screening fee in the amount of      *
Dollars      *      , payable as follows:

             *             On the Effective Date

             *             On January 2, 1996.

             *             On June 1, 1996.




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



Thereafter, Solvay Duphar shall pay ArQule an annual screening fee in the amount
of      *        Dollars      *       during each Contract Year, payable in
advance in equal quarterly installments; provided, however, that Solvay Duphar may suspend payment of the screening fee for any Contract Year if ArQule fails
to supply Solvay Duphar with    *    different compounds in the prior Contract
Year, which suspension shall remain in effect until ArQule remedies the deficiency. The suspension of payments set forth in the preceding sentence shall
be Solvay Duphar's sole remedy for any ArQule failure to deliver    *
different compounds in any Contract Year except that if, upon the expiration of the second quarter of the final Contract Year of the SA Program, the parties determine that, based on the number of compounds delivered to date and ArQule's forecast of the remaining compounds to be delivered during the balance of the
final Contract Year, ArQule will be unable to deliver a total of    *
different compounds to Solvay Duphar during the remainder of the final Contract Year, the parties will appropriately adjust downward the quarterly payments to be made by Solvay Duphar during the balance of the Contract Year. Any disagreement concerning the forecast will be resolved pursuant to the dispute resolution procedures of Section 15.5. Upon completion of the final Contract Year of the SA Program a final financial reconciliation will be made, either by Solvay Duphar paying ArQule an additional amount, or by ArQule refunding to Solvay Duphar a portion of the amounts previously paid it, so that Solvay Duphar will have paid screening fees to ArQule in the amount of * per compound for all compounds delivered to Solvay Duphar under the SA Program. ArQule agrees to use its best efforts to provide Solvay Duphar with compounds as they become available throughout each Contract Year in order to avoid the delivery of large numbers of compounds in a short period of time, but in any case, no later than the date such compounds are provided to any Third Party Screening Array Partner.

         3.3. Termination of SA Program. The SA Program shall commence on the Effective Date and continue for a period of five (5) Contract Years, unless earlier terminated as provided in this Section or in Article 14 below. Solvay Duphar may terminate the SA Program at its discretion upon twelve (12) months written notice to ArQule and payment of the following amounts as final settlement at the conclusion of the twelve-month notice period:

         Notice During First Contract Year:      *

         Notice After First Contract Year:   To be determined by the Research
                                             Committee based upon a downward
                                             sliding scale related to ArQule's
                                             commercial success of the Screening
                                             Array Program, not to exceed
                                                 *     .

Termination of the SA Program shall have no effect on the continuation of the DA Program.


4.       Directed Array Program.

         4.1. Description of Program. Under the direction of the Research Committee and in accordance with the Research Plan, ArQule will synthesize Arrays of compounds derived from (i) Solvay Duphar Compounds provided to ArQule by Solvay Duphar and/or (ii) Active ArQule Compounds provided by ArQule to Solvay Duphar under the SA Program and then



                      * confidential treatment has been
                        requested for marked portions


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



requested by Solvay Duphar to be included in the DA Program. The parties intend that, during the Research Period, ArQule will produce such Directed Arrays based
on approximately              *              different Chemical Themes per year,
which will result in the production of approximately       *        Derivatives
per Chemical Theme per year; provided, however, that the number of Chemical Themes actually submitted to the DA Program and the number of Derivatives actually produced per Chemical Theme will be determined by the Research Committee; and further provided that the intentions of the parties set forth herein and in the Research Plan shall be appropriately adjusted in the event of early termination of the DA Program. The parties also intend that ArQule will
produce approximately           *            of each Derivative in the Directed
Arrays, subject to the availability of the original Solvay Duphar Compounds or Active ArQule Compounds; the amount of each Derivative that ArQule actually produces, however, will be determined by the Research Committee. ArQule agrees that any Derivatives of Active ArQule Compounds provided to Solvay Duphar under the DA Program (i) will not have been provided by ArQule to any third party and
(ii) will not in the future be provided by ArQule to any third party.

         4.2. Conduct of Program. The conduct of the DA Program shall be the primary responsibility of ArQule with participation by Solvay Duphar. ArQule
shall commit     *    Full-Time Equivalent employees to the DA Program (the
"ArQule FTEs"). The ArQule FTEs will be adequate and have the required skills for carrying out the DA Program. Solvay Duphar shall propose Chemical Themes to the Research Committee for inclusion in the DA Program. If the Research Committee approves the inclusion of the proposed Chemical Theme, Solvay Duphar shall provide ArQule with the requisite amount and purity of Solvay Duphar Compounds for that Chemical Theme or, in the case of Active ArQule Compounds, either ArQule or Solvay Duphar shall produce the requisite amount of the Active ArQule Compound, as directed by the Research Committee. ArQule shall thereupon synthesize Directed Arrays of Derivatives of Solvay Duphar Compounds or Active ArQule Compounds. ArQule shall diligently perform this synthesis work in accordance with the Research Plan. Solvay Duphar shall, in its discretion, test all compounds in the Directed Arrays. The DA Program shall be conducted in a good scientific manner and in compliance with all applicable legal requirements.

         4.3. Payments. In consideration of the performance by ArQule of the DA Program, during the first Contract Year, Solvay Duphar shall pay ArQule research
and development funding in the amount of                *
Dollars      *      , payable as follows:

             *             On the Effective Date

             *             On January 2, 1996.

             *             On June 1, 1996.

Thereafter, Solvay Duphar shall make the following annual payment to ArQule during each Contract Year, payable in advance in equal quarterly installments:



                      * confidential treatment has been
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



         Annual Payment =      *      x (1 + CPI)

         Where CPI is a fraction, the numerator of which is the difference between the Consumer Price Index (CPI-U; U.S. City Average for all items; 1982-84 = 100) as of the last month of the immediately preceding Contract Year and the Consumer Price Index as of the month immediately preceding the Effective Date and the denominator of which is the Consumer Price Index as of the month immediately preceding the Effective Date.

ArQule shall use such payments to conduct the DA Program in accordance with this Agreement.

         4.4. Termination of DA Program. The DA Program shall commence on the Effective Date and continue for a period of five (5) Contract Years, unless earlier terminated as provided in this Section or in Article 14 below. Solvay Duphar may terminate the DA Program at its discretion upon six (6) months written notice to ArQule together with payment, as final settlement, in the
amount of   *   percent   *   of the annual research payment for the Contract
Year in which such notice was given, as described in Section 4.3. Termination of the DA Program shall have no effect on the continuation of the SA Program.


5.       Ownership of Compounds.

         5.1. Solvay Duphar Compounds. All Solvay Duphar Compounds are owned by Solvay Duphar or its Affiliates, except, and only to the extent that, with respect to the DA Program, ArQule can show that any such compound (i) was under development by ArQule (including programs with academic collaborators or corporate partners) before such Solvay Duphar Compound was proposed to be included in the Directed Array Program; (ii) was independently developed by ArQule employees who had no access to Solvay Duphar Confidential Information regarding the particular Solvay Duphar Compound; or (iii) was already within a screening array before such compound was proposed to be included in the Directed Array Program.

         5.2. ArQule Compounds. All ArQule Compounds are owned by ArQule except, and only to the extent that, Solvay Duphar can show that any such compound was in the possession of Solvay Duphar before it was provided by ArQule to Solvay Duphar or its Affiliates.


6.       Intellectual Property Rights.

         6.1.     Ownership of Patent Rights.

                           (a) ArQule Patent Rights. Any Patent Rights filed by either party covering only Active ArQule Compounds will be owned solely by ArQule except as provided in Section 6.1(b)(ii).



                      * confidential treatment has been
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



                           (b) Joint Patent Rights. Any Patent Rights (i) filed by either party covering both Active ArQule Compounds and Solvay Duphar Compounds and/or (ii) claiming an Active ArQule Compound and uses thereof discovered by Solvay Duphar, shall be owned jointly by ArQule and Solvay Duphar.

                           (c) Solvay Duphar Patent Rights. Any Patent Rights filed by either party covering Solvay Duphar Compounds only will be owned solely by Solvay Duphar.

         6.2. Prosecution of Patent Rights on Active ArQule Compounds. ArQule agrees to cooperate with Solvay Duphar in order to maximize the duration of patent protection on Active ArQule Compounds, and both parties agree to cause their patent counsel to consult with each other for such purpose. ArQule agrees not to file patent applications on Screening Arrays that disclose the specific compounds in those Screening Arrays. Upon notification of activity and disclosure of a Target by Solvay Duphar, ArQule will agree to defer filing patent applications on the Active ArQule Compound(s) until a time reasonably acceptable to Solvay Duphar, provided that such deferral does not, in the opinion of patent counsel of both parties, jeopardize the ability to pursue patent protection on such Active ArQule Compounds. If both patent counsel cannot agree, the matter will be referred to the Research Committee for resolution. If, after the expiration of fifteen (15) days from such referral, the Research Committee has not agreed, the matter will be resolved pursuant to the dispute resolution procedures set forth in Section 15.5. A Joint Patent application covering both the use and composition of matter of the Active ArQule Compound will be filed shortly before any public disclosure necessitated by the development process (typically commencement of clinical trials).

         6.3. Management of Joint Patent Rights. In the case of Joint Patent Rights, the parties shall agree on the allocation of responsibility for, and the expense of, the preparation, filing, prosecution, and maintenance of any Joint Patent Rights claiming such inventions. In the event of any disagreement concerning any Joint Patent Rights, the matter shall be resolved by the Research Committee or, in the absence thereof, by the CEO of ArQule and the Vice President-Research of Solvay Duphar. The party controlling a Joint Patent Right shall consult with the other party as to the preparation, filing, prosecution, and maintenance of such Joint Patent Right reasonably prior to any deadline or action with the U.S. Patent & Trademark Office or any foreign patent office, and shall furnish to the other party copies of all relevant documents reasonably in advance of such consultation. In the event that the party controlling a Joint Patent Right desires to abandon such Joint Patent Right, or if the party assuming control of a Joint Patent Right later declines responsibility for such Joint Patent Right, the controlling party shall provide reasonable prior written notice to the other party of such intention to abandon or decline responsibility, and such other party shall have the right, at its expense, to prepare, file, prosecute, and maintain such Joint Patent Rights.

         6.4. Cooperation of the Parties. Each party agrees to cooperate fully in the preparation, filing, and prosecution of any Patent Rights under this Agreement. Such cooperation includes, but is not limited to:





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



                           (a) executing all papers and instruments, or requiring its employees or agents, to execute such papers and instruments, so as to effectuate the ownership of Patent Rights set forth in Section 6.1 above and to enable the other party to apply for and to prosecute patent applications in any country;

                           (b) promptly informing the other party of any matters coming to a party's attention that may affect the preparation, filing, or prosecution of any such patent applications; and

                           (c) undertaking no actions that are potentially deleterious to the preparation, filing, or prosecution of such patent applications.

         6.5. Infringement by Third Parties. ArQule and Solvay Duphar shall each promptly notify the other in writing of any alleged or threatened infringement by a third party of any ArQule Patent Right or Joint Patent Right exclusively licensed to Solvay Duphar within the Field of which they become aware. The parties shall consult concerning the action(s) to be taken.

                  6.5.1. Prosecution by Solvay Duphar. Solvay Duphar shall have the right, but not the obligation, to prosecute, at its own expense, any such third party infringement. Any such action shall be under Solvay Duphar's control, but ArQule shall have the right to join any such suit or action brought by Solvay Duphar and, in such event, shall pay one-half of the cost of such action.

Provided that ArQule has joined in the action and shared the costs thereof as stated in the preceding sentence, no settlement, consent judgment or other voluntary final disposition of the action may be entered into without the consent of ArQule, which consent shall not unreasonably be withheld. Any recovery or damages derived from such action shall first be used to reimburse Solvay Duphar (and ArQule, if it has joined in the action) for all legal expenses (including, in the case of any party utilizing in-house legal counsel, the direct costs of such in-house counsel) relating to the action. Any recovery or damages still remaining shall, if ArQule has not joined in the action, be retained by Solvay Duphar or, if ArQule has joined in the action, shall be shared equally by the parties.

                  6.5.2. Prosecution by ArQule. If Solvay Duphar notifies ArQule that it does not intend to prosecute the infringement or if, within three (3) months after Solvay Duphar first becomes aware of the infringement Solvay Duphar fails to cause any such infringement to terminate or to bring an action to compel termination ArQule shall have the right, but not the obligation to bring such action. ArQule shall retain any recovery or damages derived from such action.

         6.6. Infringement of Third Party Patent Rights. Solvay Duphar shall promptly notify ArQule if any action is brought against Solvay Duphar alleging infringement of any third-party patent right as a result of the exercise of Solvay Duphar's rights under Section 7.2. Solvay Duphar shall have the right, but not the obligation, to defend, at its own expense, any such action.





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



         6.7. Claims Brought by Third Parties. In the event that any action or claim involving or relating to any ArQule Patent Right or Joint Patent Right shall be brought against Solvay Duphar, Solvay Duphar shall promptly notify ArQule in writing, and the parties shall consult concerning the action to be taken. Such third party actions or claims include, without limitation, actions or claims alleging invalidity, unenforceability or non- infringement of any ArQule Patent Right or Joint Patent Right and any defense to a claim of infringement thereof.

In the case of any action or claim involving or relating to ArQule Patent Rights, ArQule, at its sole option, shall have the right, within thirty (30) days of commencement of such action, to intervene, take over and duly prosecute the sole defense of the action at its own expense.

In the case of any action or claim involving or relating to Joint Patent Rights, Solvay Duphar shall have the right, but not the obligation, to defend, at its own expense, any such action or claim, but ArQule shall have the right to join any such defense brought by Solvay Duphar and, in such event, shall pay one-half of the cost thereof. Provided that ArQule has joined in such defense and shared the costs thereof as stated in the preceding sentence, no settlement, consent judgment or other voluntary final disposition of the action may be entered into without the consent of ArQule, which consent shall not unreasonably be withheld. If Solvay Duphar does not defend against the action or claim, ArQule shall have the right, but not the obligation to do so at its own expense.

         6.8. Cooperation in Infringement Actions. In any action (i) prosecuted or defended against by either party involving or relating to the ArQule Patent Rights or the Joint Patent Rights or (ii) in which either party defends against any claim of infringement or contributory infringement of third-party patents due to activities performed under this Agreement, the other party hereto (the "Cooperating Party") shall, at the request of the party initiating or defending against such action or claim, cooperate in all reasonable respects and to the extent reasonably possible shall make available to such party all information relevant to such action or claim including, without limitation, records, material, and testimony. The Cooperating Party shall bear its own costs related to such cooperation under Subsection (i) above, but such cooperation shall be at the expense of the other party under Subsection (ii) above.


7.       License Grants.

         7.1. ArQule Screening License. ArQule hereby grants Solvay Duphar and its Affiliates: (i) a nonexclusive, worldwide, royalty-free, perpetual license (without the right to grant sublicenses) under ArQule Patent Rights and ArQule Technology to use the ArQule Compounds to screen against any biological targets in the Field.

         7.2. ArQule Commercial License. Upon notice of Solvay Duphar's identification of Active ArQule Compounds and disclosure of information to ArQule, pursuant to Section 3.1.2, and provided that no Third Party Screening Array Partner has already licensed such Active ArQule Compounds in the Field, ArQule agrees to grant to Solvay Duphar and its Affiliates an exclusive, worldwide, royalty-bearing license (with a limited right to sublicense, as set forth in Section 7.3) in the Field under ArQule Patent Rights, under

ArQule's interest in any Joint Patent Rights and under ArQule Technology, to develop, have developed, make, have made, use, have used, sell and have sold in the Field products incorporating such Active ArQule Compounds.

         7.3. Limitations on Sublicenses. Solvay Duphar shall not have the right to grant to third parties the right to make Derivatives of Active ArQule Compounds or of their Derivatives, except for those Derivatives that are Solvay Duphar Compounds.

         7.4. Solvay Duphar License Outside the Field. Solvay Duphar hereby grants to ArQule and its Affiliates a worldwide, royalty-free, exclusive license (with the right to sublicense) under Solvay Duphar's rights in any Joint Patent Rights covering Active ArQule Compounds to develop, have developed, make, have made, use, have used, sell and have sold outside the Field products incorporating such Active ArQule Compounds.

         7.5. AMAP License. ArQule agrees to grant to Solvay Duphar the licenses to the AMAP Technology, AMAP Chemistry and ArQule Technology set forth in, and subject to the conditions of, Section 8.3.

         7.6. Diligence. Solvay Duphar agrees to use reasonable commercial efforts to develop and market Royalty-Bearing Products based on or incorporating any Active ArQule Compound for which it has obtained a license under Section 7.2, or Derivatives thereof, using a level of effort consistent with that used for other Solvay Duphar products having similar commercial potential. The parties hereby acknowledge their understanding that Solvay Duphar's obligations under this Section do not apply to each Active ArQule Compound licensed under
Section 7.2 in itself, but only to at least one compound out of each group of Active ArQule Compounds and Derivatives thereof that is active against the same Target. Subject to Sections 7.7 and 7.8, Solvay Duphar shall have the sole and absolute discretion to make all decisions relating to the research, development, marketing and other commercialization activities with respect to any Active ArQule Compound or its Derivatives or any Royalty-Bearing Product derived therefrom.

         7.7. Reports of Development Progress. Solvay Duphar agrees to keep ArQule informed of its development progress with respect to each Active ArQule Compound or Derivative thereof for which it has obtained a license under Section
7.2 as follows:

                           (a) Initial Research Plan. Within 60 days after
                  obtaining a license, Solvay Duphar will provide ArQule with a time line of its planned research activities for that Active ArQule Compound and will keep ArQule periodically informed of its progress under such schedule.

                           (b) Lead Compound. Solvay Duphar will notify ArQule
                  of the designation of any Active ArQule Compound or Derivatives thereof as a Lead Compound. Within 60 days of such designation, Solvay Duphar will provide ArQule with a copy of a revised time line of its research activities for that Lead Compound and will keep ArQule periodically informed of its progress under such schedule.

                           (c) Priority Substance. Solvay Duphar will notify
                  ArQule of the designation of any Active ArQule Compound or Derivatives thereof as a Priority Substance. Within 60 days of such designation, Solvay Duphar will provide ArQule with a copy of a revised time line of its research activities for that Priority Substance and will keep ArQule periodically informed of its progress under such schedule.

                           (d) Project Declaration. Solvay Duphar will promptly
                  notify ArQule of a Project Declaration for any Active ArQule Compound or Derivatives thereof.

                           (e) Discontinuation of Development. Solvay Duphar
                  agrees to notify ArQule if it decides to discontinue development or marketing of any Active ArQule Compound or Derivatives thereof.

In addition, throughout the term of this Agreement, Solvay Duphar will submit to ArQule quarterly reports of the activities of Solvay Duphar and its Affiliates with respect to all such compounds during the prior three-month period. These reports will include relevant chemical and biological data and other information sufficient to allow ArQule to determine whether Solvay Duphar and/or its Affiliates are engaging in significant activity with respect to each such compound prior to Project Declaration. The information in such reports shall be considered Confidential Information under Section 10.1. hereof. During the Research Period, Solvay Duphar shall provide such reports on a schedule such that they can be reviewed at the quarterly meetings of the Research Committee.

         7.8. Reversion of Rights. In the event that (i) Solvay Duphar notifies ArQule pursuant to Section 7.7(e) above that it has determined to discontinue the development of any Active ArQule Compound or Derivatives thereof or (ii) Solvay Duphar and/or its Affiliates fail, prior to Project Declaration with respect thereto, to engage in significant activities for a continuous period of six (6) months with respect to any Active ArQule Compound, or Derivatives thereof and such failure is not cured within thirty (30) days of notice thereof, ArQule shall, subject to the provisions set forth below, have the right, immediately upon notice, to terminate the license granted to Solvay Duphar under
Section 7.2 with respect to such Active ArQule Compound, and ArQule will thereafter be free to grant licenses to third parties under ArQule Patent Rights and ArQule Technology to make, use, sell and have sold in the Field products incorporating that Active ArQule Compound. Any dispute concerning whether Solvay Duphar or its Affiliates have engaged in significant activity within the meaning of Section 7.8(ii) above shall be resolved under the dispute resolution provisions of Section 15.5.


8.       AMAP Technology.

         8.1. Access to AMAP Technology. Except as set forth in Section 8.6 below, during the Research Period, but not before December 31, 1997, ArQule hereby agrees to provide the AMAP Technology to Solvay Duphar in accordance with this Section upon one hundred and twenty (120) days prior written notice to ArQule, provided that Solvay Duphar is not then in default of any of its material obligations under Sections 3.2 and 4.3.

                           (a) ArQule will make available to Solvay Duphar complete copies of any documentation then in its possession relating to the AMAP Technology, including copies of patents and patent applications and documentation of know-how and trade secrets.

                           (b) ArQule will make available to Solvay Duphar a certain limited AMAP Chemistry sufficient to enable Solvay Duphar to verify the functionality of the AMAP. In addition, during the term of the Research Program, ArQule will make available to Solvay Duphar all AMAP Chemistry and ArQule Technology used by ArQule in connection with the Directed Array Program.

                           (c) ArQule will provide Solvay Duphar employees with technical assistance at ArQule as reasonably necessary for Solvay Duphar to acquire the AMAP Technology. Such technical assistance will include (i) reasonable access to the ArQule AMAP equipment and software and (ii) reasonable instruction by ArQule employees regarding use of the AMAP equipment and software. Such technical assistance at ArQule will be provided by the ArQule FTEs, unless the Research Committee determines that the ArQule FTEs are unavailable for such purposes. The cost of any such ArQule personnel and resources beyond the ArQule FTEs shall be borne by Solvay Duphar, at ArQule's then-current standard rates and charges. At no time shall the number of Solvay Duphar employees on the premises of ArQule exceed five (5) persons. Solvay Duphar shall pay all expenses incurred by its employees, including travel, meals, and lodging.

                           (d) ArQule will provide Solvay Duphar with technical assistance at the premises of Solvay Duphar and/or of its Affiliates as reasonably necessary to enable Solvay Duphar to develop a functional AMAP. ArQule will provide Solvay Duphar, in addition to the ArQule FTEs, with one (1) qualified individual for up to four (4) weeks for such assistance, except that Solvay Duphar shall pay all reasonable expenses incurred by such employee, including travel, meals, and lodging.

                           (e) With the approval of the Research Committee, Solvay Duphar may redirect the efforts of ArQule FTEs dedicated to the DA Program in order to facilitate the transfer of AMAP Technology at ArQule.

                           (f) Solvay Duphar shall purchase all equipment and supplies that are required to assemble a functional AMAP at Solvay Duphar. Solvay Duphar shall have complete discretion regarding its purchases of equipment and supplies, including decisions as to the type of equipment, vendor, and price, but shall consult with ArQule prior to making any purchase. ArQule shall have no obligation to supply any such equipment or supplies.

                           (g) ArQule shall provide Solvay Duphar with two (2) copies of its proprietary AMAP software in source-code and object-code form, at no additional charge, subject to the terms and conditions of a mutually acceptable software license agreement.

         8.2. AMAP Installation Date. ArQule shall have fulfilled its obligations under Section 8.1 upon the successful installation, as provided for in this Section 8.2, of a functional AMAP at Solvay Duphar, as determined by the criteria set forth in Exhibit C (the "Installation Criteria"). Solvay Duphar shall provide ArQule with written certification that ArQule has satisfied the Installation Criteria. If the parties disagree on whether ArQule has satisfied the Installation Criteria, the matter shall be resolved by the Research Committee. The date upon which ArQule has satisfied the Installation Criteria shall be referred to as the "AMAP Installation Date." ArQule shall have no further obligation to Solvay Duphar under Section 8.1 after the AMAP Installation Date except to the extent set forth in Sections 8.1(b) and 8.4 hereof.

         8.3. License of AMAP Technology. In the event that Solvay Duphar elects to obtain the AMAP Technology as set forth in Section 8.1 above, ArQule agrees to grant Solvay Duphar and its Affiliates a perpetual, royalty-free, non-exclusive license (without the right to sublicense) to use the AMAP Technology, and the ArQule Technology and AMAP Chemistry transferred to Solvay Duphar pursuant to Section 8.1(b), for its own internal research and development efforts on products in the Field. Solvay Duphar has no right to provide the AMAP Technology or the AMAP Chemistry to third parties, nor may it use the AMAP Technology or the AMAP Chemistry to provide Arrays to third parties.

         8.4. AMAP Improvements. In the event that Solvay Duphar elects to obtain the AMAP Technology as set forth in Section 8.1 above, the parties hereby agree as follows:

                           (a) During the Research Period, each party shall notify the other party promptly after the discovery or development of any AMAP Improvement. Such notice shall include a brief description of the invention together with the relevant invention disclosure form.

                           (b) ArQule will provide Solvay Duphar and its Affiliates with the AMAP Chemistry, AMAP Technology and any ArQule Technology used by ArQule in the Directed Array Program.

                           (c) During the Research Period, each party shall provide the other party with technical assistance as reasonably necessary to allow the other party to acquire any AMAP Improvement at the receiving party's expense.

                           (d) ArQule hereby grants Solvay Duphar and its Affiliates a perpetual, royalty-free, non-exclusive license (without the right to sublicense) to use any AMAP Improvements for its own internal research and development efforts on products in the Field.

                           (e) Solvay Duphar hereby grants ArQule and its Affiliates a perpetual, royalty-free, non-exclusive license (with the right to sublicense) to use any AMAP Improvements for any purpose.

         8.5. Protection of AMAP Technology. Solvay Duphar acknowledges and agrees that the AMAP Technology is Confidential Information of ArQule within the meaning of Section 10.1, and includes trade secrets of ArQule. Solvay Duphar shall not disclose or transfer any AMAP Technology to any third party, except to its Affiliates, without the prior written consent of ArQule. Solvay Duphar shall instruct its employees who have access to the AMAP Technology as to its confidential status, and shall contractually bind such employees to observe its obligations under this Section.

         8.6. Acceleration of Transfer. During the second Contract Year, Solvay Duphar may elect to commence transfer of the AMAP Technology pursuant to Section
8.1. at any time, rather than after the second Contract Year, in the event of an acquisition of ArQule or that portion of its business pertaining to the subject matter of this Agreement.


9.       Payments, Reports, and Records.

         9.1. Milestone Payments. In partial consideration of the rights granted Solvay Duphar under this Agreement, Solvay Duphar shall pay ArQule the following amounts within thirty (30) days after each occurrence of the following milestones:

             * Commencement by Solvay Duphar, at its own discretion,

                                                        *



             *                                          *



Such milestone payments shall be non-refundable and shall not be credited against royalties payable to ArQule under this Agreement. Solvay Duphar shall promptly notify ArQule of each occurrence of either of the foregoing milestones.

         9.2. Royalties. In partial consideration of the rights granted to Solvay Duphar under this Agreement, Solvay Duphar shall pay to ArQule a royalty of * percent * of Net Sales in countries where, and for as long as, the manufacture or sale of such Royalty- Bearing Products is covered by Patent Rights.

         9.3. Reports and Payments. Within thirty (30) days after the conclusion of each Royalty Period, Solvay Duphar shall deliver to ArQule a report containing the following information:

                  (a) gross sales of Royalty-Bearing Products by Solvay Duphar and its Affiliates and sublicensees during the applicable Royalty Period in each country of sale;



                      *  confidential treatment has been
                         requested for marked portions

                  (b) calculation of Net Sales for the applicable Royalty Period in each country of sale; and

                  (c) total Net Sales in U.S. dollars, together with the exchange rates used for conversion.

All such reports shall be maintained in confidence by ArQule. If no royalties are due to ArQule for any reporting period, the report shall so state. Concurrent with this report, Solvay Duphar shall remit to ArQule any payment due for the applicable Royalty Period. The method of payment shall be mutually agreed to. All amounts payable to ArQule under this Section will first be calculated in the currency of sale and then converted into U.S. dollars in accordance with Section 9.5, and such amounts shall be paid without deduction of any withholding taxes, value-added taxes, or other charges applicable to such payments.

         9.4. Invoices; Payments in U.S. Dollars. With the exception of royalty payments due under Section 9.2, ArQule shall submit invoices to Solvay Duphar for each payment due ArQule hereunder, and Solvay Duphar shall pay such invoices within thirty (30) days of receipt thereof. All payments due under this Agreement shall, except as provided in Section 9.5 below, be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the calendar quarter preceding the applicable calendar quarter. Such payments shall be without deduction of exchange, collection, or other charges.

         9.5. Payments in Other Currencies. If by law, regulation, or fiscal policy of a particular country, conversion into United States dollars or transfer of funds of a convertible currency to the United States is restricted or forbidden, Solvay Duphar shall give ArQule prompt written notice of such restriction, which notice shall satisfy the thirty-day payment deadline described in Section 9.4. Solvay Duphar shall pay any amounts due ArQule through whatever lawful methods ArQule reasonably designates; provided, however, that if ArQule fails to designate such payment method within thirty (30) days after ArQule is notified of the restriction, then Solvay Duphar may deposit such payment in local currency to the credit of ArQule in a recognized banking institution selected by Solvay Duphar and identified by written notice to ArQule, and such deposit shall fulfill all obligations of Solvay Duphar to ArQule with respect to such payment.

         9.6. Records. Solvay Duphar and its Affiliates shall maintain complete and accurate records of Royalty-Bearing Products made, used or sold by them or their sublicensees under this Agreement, and any amounts payable to ArQule in relation to such Royalty-Bearing Products, which records shall contain sufficient information to permit ArQule to confirm the accuracy of any reports delivered to ArQule in accordance with Section 9.4. The relevant party shall retain such records relating to a given Royalty Period for at least three (3) years after the conclusion of that Royalty Period.

         ArQule will maintain complete and accurate records of the activities engaged in by the ArQule FTEs, which records shall contain sufficient information to permit Solvay Duphar to confirm the compliance of ArQule with
Section 4.2.

         Each party (acting as the "Auditing Party") shall have the right, at its own expense, to cause an independent, certified public accountant to inspect such records of the other party (the "Audited Party") during normal business hours for the sole purpose of verifying any reports and payments delivered under this Agreement. Such accountant shall not disclose to the Auditing Party any information other than information relating to accuracy of reports and payments delivered under this Agreement and shall provide the Audited Party with a copy of any report given to the Auditing Party. The parties shall reconcile any underpayment or overpayment within thirty (30) days after the accountant delivers the results of the audit. In the event that any audit performed under this Section reveals an underpayment in excess of five percent (5%) in any Royalty Period, the Audited Party shall bear the full cost of such audit. Each party may exercise its rights under this Section only once every year and only with reasonable prior notice to the other party.

         9.7. Late Payments. Any payments by Solvay Duphar that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by law, at two percentage points above the Base Rate of Interest calculated based on the number of days that payment is delinquent.


10.      Confidential Information and Proprietary Materials.

         10.1.    Confidential Information.

                  10.1.1. Definition of Confidential Information. Confidential Information shall mean any technical or business information furnished by the Disclosing Party to the Receiving Party in connection with this Agreement and specifically designated as confidential. Such Confidential Information may include, without limitation, the identity of a chemical compound, the use of a chemical compound, trade secrets, know-how, inventions, technical data or specifications, testing methods, business or financial information, research and development activities, product and marketing plans, and customer and supplier information. The parties expressly agree that the structures of Active ArQule Compounds and the identity of the related Target shall be considered Confidential Information until such time as the parties have mutually agreed to disclose such information in patent filings pursuant to Section 6.2.

                  10.1.2. Designation of Confidential Information. Confidential Information that is disclosed in writing shall be marked with a legend indicating its confidential status. Confidential Information that is disclosed orally or visually shall be documented in a written notice prepared by the Disclosing Party and delivered to the Receiving Party within thirty (30) days of the date of disclosure; such notice shall summarize the Confidential Information disclosed to the Receiving Party and reference the time and place of disclosure.

                  10.1.3. Obligations. The Receiving Party agrees that it shall:

                           (a) maintain all Confidential Information in strict confidence, except that the Receiving Party may disclose or permit the disclosure of any Confidential

         Information to its, and its Affiliates', directors, officers, employees, consultants, and advisors who are obligated to maintain the confidential nature of such Confidential Information and who need to know such Confidential Information for the purposes set forth in this Agreement;

                           (b) use all Confidential Information solely for the purposes set forth in, or as permitted by, this Agreement; and

                           (c) allow its directors, officers, employees, consultants, and advisors to reproduce the Confidential Information only to the extent necessary to effect the purposes set forth in this Agreement, with all such reproductions being considered Confidential Information.

                  10.1.4. Exceptions. The obligations of the Receiving Party under Section 10.1.3 above shall not apply to the extent that the Receiving Party can demonstrate that certain Confidential Information:

                           (a) was in the public domain prior to the time of its disclosure under this Agreement;

                           (b) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party;

                           (c) was independently developed or discovered by the Receiving Party without use of the Confidential Information;

                           (d) is or was disclosed to the Receiving Party at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality to the Disclosing Party with respect to such Confidential Information; or

                           (e) is required to be disclosed to comply with applicable laws or regulations (such as disclosure to the United States Food and Drug Administration or the United States Patent and Trademark Office or to their foreign equivalents), or to comply with a court or administrative order, provided that the Disclosing Party receives prior written notice of such disclosure and that the Receiving Party takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and, if possible, to minimize the extent of such disclosure.

         10.2.    Proprietary Materials.

                  10.2.1. Definition of Proprietary Materials. "Proprietary Materials" shall mean any tangible chemical, biological, or physical research materials that are furnished by the Transferring Party to the Receiving Party in connection with this Agreement regardless of whether such materials are specifically designated as proprietary to the

Transferring Party. Proprietary Materials shall include, without limitation, all ArQule Compounds and Solvay Duphar Compounds.

                  10.2.2. Limited Use. The Receiving Party shall use Proprietary Materials solely for the purposes set forth in this Agreement. The Receiving Party shall use the Proprietary Materials only in compliance with all applicable governmental laws and regulations.

                  10.2.3. Limited Disposition. The Receiving Party shall not transfer or distribute any Proprietary Materials to any third party, except to its Affiliates, without the prior written consent of the Transferring Party.

                  10.2.4. Reverse Engineering. Solvay Duphar shall not attempt to reverse engineer, or attempt to determine the structure of, any ArQule Compound in a Screening Array until the structure of such compound has been disclosed to Solvay Duphar by ArQule following notification by Solvay Duphar of the location of an Active ArQule Compound and the Target pursuant to Section 3.1.2.

         10.3. Return of Confidential Information and Proprietary Materials. Upon the termination of this Agreement, at the request of the Disclosing Party, the Receiving Party shall destroy or return to the Disclosing Party all originals, copies, and summaries of documents, materials, and other tangible manifestations of Confidential Information in the possession or control of the Receiving Party, except that the Receiving Party may retain one copy of the Confidential Information in the possession of its legal counsel (for ArQule) and its Legal and Trademarks Department (for Solvay Duphar) solely for the purpose of monitoring its obligations under this Agreement. Upon the termination of this Agreement, the Receiving Party shall at the instruction of the Transferring Party either destroy or return any unused Proprietary Materials.

         10.4. Publications. In the event that either party desires to publicly disclose (through journals, lectures, or otherwise) any results relating to the Research Programs, such party (the "Publishing Party") shall furnish the other party (the "Reviewing Party") with (i) a copy of any written publication at least sixty (60) days prior to submission or (ii) a summary or abstract of an oral disclosure at least thirty (30) days prior to the intended disclosure date. The Reviewing Party shall have the right to (i) consent to the disclosure with modifications to protect patentable inventions or prevent disclosure of Confidential Information, (ii) delay the disclosure for a period of ninety (90) days to enable the preparation and filing of a patent application, or (iii) refuse to allow the disclosure in order to maintain certain information as a trade secret, which refusal shall not be unreasonably exercised. Any disagreements arising under this Section shall be referred to the Research Committee.

         10.5. Survival of Obligations. The obligations set forth in this Article shall remain in effect for a period of five (5) years after termination of this Agreement, except that the obligations of the Receiving Party to return or destroy Confidential Information to the Disclosing Party and to return or destroy Proprietary Materials received from the Transferring Party shall survive until fulfilled.

11.      Other Rights and Obligations Between the Parties.

         11.1. Manufacturing. In the event that Solvay Duphar or a Solvay Duphar Affiliate decides, in its sole discretion, to contract with an outside party for the manufacture of a Royalty-Bearing Product arising from the DA Program, Solvay Duphar shall not offer such manufacturing rights to such third party except as provided in this Section. Solvay Duphar hereby grants ArQule a right of first offer to obtain such manufacturing rights in the form of a nonexclusive manufacturing license under any applicable Solvay Duphar Patent Rights and technical information (the "Offer Right"). ArQule may exercise the Offer Right upon presentation of a written offer to Solvay Duphar within thirty (30) days after ArQule receives a written notice from Solvay Duphar which describes the substance, quantities, and requisite manufacturing specifications. Solvay Duphar shall respond to the ArQule offer within sixty (60) days. Solvay Duphar shall have the right to reject the ArQule offer on any grounds including but not limited to: high cost, lack of time-effectiveness, inability to meet quality standards, inability to meet government requirements, lack of necessary skills, or lack of necessary equipment or facilities. If Solvay Duphar rejects the ArQule offer, Solvay Duphar shall furnish ArQule with a brief explanation of the reason for its decision, and Solvay Duphar shall be free to offer such manufacturing rights to any third party; provided, however, that Solvay Duphar may only grant such rights to a third party on terms that are more favorable, in the aggregate, than the terms of the ArQule offer based upon the reasons that Solvay Duphar provided ArQule for rejection of the ArQule offer.

         11.2. ArQule's Right to Acquire Solvay Duphar Products. In the event that Solvay Duphar or an Affiliate decides, in its sole discretion, to terminate development after completion of a Phase II Clinical Trial (or its foreign equivalent) of a Royalty-Bearing Product, Solvay Duphar shall promptly notify ArQule of its decision, and ArQule shall have a period of ninety (90) days to offer to purchase or license such product from Solvay Duphar. ArQule acknowledges and agrees that Solvay Duphar may solicit and receive offers from third parties during this ninety-day period, provided that Solvay Duphar shall not accept any offer unless and until it has received and reasonably considered the ArQule offer. Solvay Duphar may reject the ArQule offer for any reason, in its sole discretion.

         11.3. Sale of ArQule Pharmaceutical Business. If ArQule elects to spin-off or otherwise sell or convey all or any portion of its pharmaceutical business to a third party, then ArQule shall provide Solvay Duphar with written notice of such intention. ArQule hereby grants to Solvay Duphar an exclusive right of first negotiation to purchase such business (the "Negotiation Right"). Solvay Duphar may exercise this Negotiation Right upon written notice to ArQule within thirty (30) days from the date upon which ArQule notified Solvay Duphar of its intention to sell. In the event that Solvay Duphar elects to exercise the Negotiation Right, the parties shall attempt to negotiate in good faith the terms and conditions of an asset purchase agreement. If the parties are unable to reach agreement within one hundred and twenty (120) days after the date upon which Solvay Duphar exercised the Negotiation Right, then ArQule will be free to sell such portion of its business to any third party, provided that, during the longer of the term of this Agreement or one (1) year from the expiration of said one hundred twenty (120)-day period, the terms of such sale are no more favorable, in the aggregate, to such third party than those last offered to Solvay Duphar.

12.      Representations and Warranties.

         12.1. Authorization. Each party represents and warrants to the other that it has the legal right and power to enter into this Agreement, to extend the rights and licenses granted to the other in this Agreement, and to fully perform its obligations hereunder, and that the performance of such obligations will not conflict with its charter documents or any agreements, contracts, or other arrangements to which it is a party.

         12.2. Ownership. ArQule represents and warrants that, as of the Effective Date, it possesses the exclusive right, title, and interest in and to the ArQule Technology and the ArQule Patent Rights and that it has the full legal right and power to enter into the obligations and grant the rights and licenses set forth in this Agreement.

         12.3. Intellectual Property Rights. This Agreement incorporates by reference, and ArQule hereby extends to Solvay Duphar, the representations and warranties made by ArQule in Section 2.10 of the Series B Convertible Preferred Stock Purchase Agreement entered into by ArQule and Solvay Physica B.V. concurrently with this Agreement.

         12.4. AMAP. ArQule represents and warrants that, if Solvay Duphar elects to acquire the AMAP Technology pursuant to Section 8.1, the AMAP Technology transferred to Solvay Duphar will be adequate to operate the AMAP.


13.      Indemnification and Insurance.

         13.1. Indemnification. Each party (the "Indemnitor") shall indemnify, defend, and hold harmless the other party and its Affiliates and their directors, officers, employees, and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands, or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any product (or any process or service) that is made, used, or sold by such other party pursuant to any right or license granted under this Agreement; provided, however, that such indemnification right shall not apply to any liability, damage, loss, or expense to the extent directly attributable to the negligent activities, reckless misconduct, or intentional misconduct of the Indemnitees.

         13.2. Procedures. Any Indemnitee that intends to claim indemnification under Section 13.1 shall promptly notify the appropriate Indemnitor of any claim in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. The indemnity agreement in Section 13.1. shall not apply to amounts paid in settlement of any loss, claim, liability or action if such settlement is effected without the consent of Solvay Duphar, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve the Indemnitor of any liability to the Indemnitee under Section 13.1. Each party and its Affiliates and their employees and agents shall cooperate fully with the other party and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

         13.3. Insurance. Each party shall maintain reasonably adequate insurance or self-insurance coverage for its own potential liabilities to the Indemnitees as set forth in this Article.


14.      Term and Termination.

         14.1. Term. This Agreement shall commence on the Effective Date and shall remain in effect until the expiration of the last to expire of the applicable ArQule, Solvay Duphar or Joint Patent Rights, unless earlier terminated as provided in this Article 14. Thereafter, Solvay Duphar shall have a non-exclusive, paid-up royalty-free license to ArQule Technology and the royalty-free non-exclusive licenses to AMAP Chemistry and AMAP Technology set forth in Section 8.3. and to AMAP Improvements set forth in Section 8.4(d) shall remain in effect.

         14.2. Breach of Payment Obligations. In the event that Solvay Duphar fails to make timely payment of any amounts due to ArQule under this Agreement, ArQule may terminate this Agreement upon thirty (30) days written notice to Solvay Duphar, unless Solvay Duphar pays all past-due amounts within such thirty-day notice period.

         14.3. Material Breach. In the event that either party commits a material breach of any of its obligations under this Agreement and such party fails (i) to remedy that breach within ninety (90) days after receiving written notice thereof from the other party or (ii) to commence dispute resolution pursuant to Section 15.5., within ninety (90) days after receiving written notice of that breach from the other party, the other party may immediately terminate this Agreement upon written notice to the breaching party. The failure
of ArQule to deliver    *    compounds per year under the Screening Array
Program shall not be considered a material breach of the Agreement.

         14.4. Effect of Termination. The following provisions shall survive the expiration or termination of this Agreement: Articles 1, 5, 6, 9, 10, and 13; Sections 8.3, 8.4, 8.5, 14.1, 14.4, 15.2, 15.3, and 15.5.


15.      Miscellaneous.

         15.1. Relationship of Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship





                      *  confidential treatment has been
                         requested for marked portions
between the parties. No party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided therein.

         15.2. Publicity. Neither party shall use the name of the other party or reveal the terms of this Agreement in any publicity or advertising without the prior written approval of the other party, except that (i) either party may use the text of a written statement approved in advance by both parties without further approval, (ii) either party shall have the right to identify the other party and to disclose the terms of this Agreement as required by applicable securities laws or other applicable law or regulation, and (iii) either party may use the name of the other party and reveal the existence of this Agreement.

         15.3. Non-Solicitation. During the term of this Agreement and thereafter for a period of two (2) years, each party agrees not to seek to persuade or induce any employee of the other party to discontinue his or her employment with that party in order to become employed by or associated with any business, enterprise, or effort that is associated with its own business.

         15.4. Governing Law. The License Agreement shall be governed by and construed in accordance with the laws of England.

         15.5. Dispute Resolution Procedures.

                           (a) The parties hereby agree that they will attempt in good faith to resolve any controversy, claim or dispute ("Dispute") arising out of or relating to this Agreement promptly by negotiations. Any such Dispute which is not settled by the parties within fifteen
         (15) days after notice of such Dispute is given by one party to the other in writing shall be referred to a senior executive of ArQule and the Vice President-Research of Solvay Duphar who are authorized to settle such Disputes on behalf of their respective companies ("Senior Executives"). The Senior Executives will meet for negotiations within fifteen (15) days of the end of the 15 day negotiation period referred to above, at a time and place mutually acceptable to both Senior Executives. If the Dispute has not been resolved within thirty (30) days after the end of the 15 day negotiation period referred to above (which period may be extended by mutual agreement), subject to any rights to injunctive relief and unless otherwise specifically provided for herein, any Dispute will be settled first by non-binding mediation and thereafter by arbitration as described in subsections (b) and (c) below.

                           (b) Any Dispute which is not resolved by the parties within the time period described in subsection (a) shall be submitted to an alternative dispute resolution process ("ADR"). Within five (5) business days after the expiration of the thirty (30) day period set forth in subsection (a), each party shall select for itself a representative with the authority to bind such party and shall notify the other party in writing of the name and title of such representative. Within ten (10) business days after the date of delivery of such notice, the representatives shall schedule a date for engaging in non-binding ADR with a neutral mediator or dispute resolution firm mutually acceptable to both representatives. Any such mediation shall be held in London, England. Thereafter, the representatives of the parties shall engage in good faith in an ADR process under the auspices of such individual or firm. If the representatives of the parties have not been able to resolve the Dispute within thirty (30) business days after the conclusion of the ADR process, or if the representatives of the parties fail to schedule a date for engaging in non-binding ADR within the ten (10) day period set forth above, the Dispute shall be settled by binding arbitration as set forth in subsection (c) below. If the representatives of the parties resolve the dispute within the thirty (30) day period set forth above, then such resolution shall be binding upon the parties. If either party fails to abide by such resolution, the other party can immediately refer the matter to arbitration under Section 15.5(c).

                           (c) If the parties have not been able to resolve the Dispute as provided in subsections (a) and (b) above, the Dispute shall be finally settled by binding arbitration. Any arbitration hereunder shall be conducted under the "Rules of Conciliation and Arbitration" of the International Chamber of Commerce. The arbitration shall be conducted in the English language before three arbitrators chosen according to the following procedure: each of the parties shall appoint one arbitrator and the two so nominated shall choose the third. If the arbitrators chosen by the parties cannot agree on the choice of the third arbitrator within a period of thirty (30) days after their appointment, then the third arbitrator shall be appointed by the Court of Arbitration of the International Chamber of Commerce. Any such arbitration shall be held in London, England. The arbitrators shall have the authority to grant specific performance, and to allocate between the parties the costs of arbitration in such equitable manner as they determine. The arbitral award (i) shall be final and binding upon the parties; and (ii) may be entered in any court of competent jurisdiction in accordance with the 1958 Convention on the Recognition and Enforcement of Arbitral Awards.

                           (d) Nothing contained in this Section or any other provisions of this Agreement shall be construed to limit or preclude a party from bringing any action in any court of competent jurisdiction for injunctive or other provisional relief to compel the other party to comply with its obligations hereunder before or during the pendency of mediation or arbitration proceedings. The parties hereby irrevocably consent to submit to the jurisdiction of the courts of England and/or any other court having jurisdiction for this purpose.

         15.6. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

         15.7. Headings. All headings in this Agreement are for convenience only and shall not affect the meaning of any provision hereof.

         15.8. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties, their Affiliates, and their respective lawful successors and assigns.

         15.9. Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, except that either party may assign this Agreement to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement. Notwithstanding the foregoing, during the first Contract Year, ArQule must obtain the written consent of Solvay Duphar prior to any acquisition of ArQule or that portion of its business pertaining to the subject matter of this Agreement.

         15.10. Notices. All notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given upon the date of receipt if delivered by hand, recognized international overnight courier, confirmed facsimile transmission, or registered or certified mail, return receipt requested, postage prepaid to the following addresses or facsimile numbers:

                  (a) With regard to notices under Sections 3.4, 4.4, 6.5-6.8, 7.8, 9.1, 11.1- 11.3, 14.2, 14.4, 15.5 and 15.9:

If to Solvay Duphar:                        If to ArQule:

Solvay Duphar B.V.                          ArQule, Inc.
C.J. van Houtenlaan 36                      200 Boston Avenue, Suite 3600
1381 CP Weesp                               Medford, MA  02155
the Netherlands                             Attention:  President
Attention: Vice President-Research
           Dr. A. de Jonge

Tel: (0)2940-79633                          Tel: (617) 395-4100
Fax: (0)2940-77109                          Fax: (617) 395-1225

and                                         with a copy to:

Solvay Duphar B.V.                          Palmer & Dodge
C.J. van Houtenlaan 36                      One Beacon Street
1381 CP Weesp                               Boston, MA  02108
the Netherlands                             Attention:  Michael Lytton, Esquire
Attention: Director of Corporate
           Technology Acquisition           Tel: (617) 573-0327
           Dr. J. van Randen                Fax: (617) 227-4420

with a copy to:

Legal and Trademarks Department

Tel: (0)2940-77479
Fax: (0)2940-77125
and

                  (b) With regard to all other communications:

If to Solvay Duphar:                               If to ArQule:

Solvay Duphar B.V.                                 ArQule, Inc.
C.J. van Houtenlaan 36                             200 Boston Avenue, Suite 3600
1381 CP Weesp                                      Medford, MA  02155
the Netherlands                                    Attention:  President
Attention:   Director of Corporate
             Technology Acquisition                Tel: (617) 395-4100
             Dr. J. van Randen                     Fax: (617) 395-1225

Tel: (0)2940-79696
Fax: (0)2940-77126

Either party may change its designated address and facsimile number by notice to the other party in the manner provided in this Section.

         15.11. Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

         15.12. Severability. In the event that any provision of this Agreement shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent.

         15.13. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings between the parties relating to the subject matter hereof.

         15.14. Hardship. The underlying objective of this Agreement is to realize in an economical and reasonable way the mutual interests and requirements of the parties. If at any time this Agreement should no longer meet this objective because of technical developments, economic developments or political changes that could not reasonably be foreseen at the time of signing this Agreement thus causing undue and prolonged hardship, the parties shall meet in order to bring about a mutually agreeable solution according to the economic and reasonable objectives of this Agreement.

         15.15. Force Majeure. Neither party shall be held liable or responsible to the other party, nor be deemed to be in breach of this Agreement, for failure or delay in fulfilling or performing any provisions of this Agreement when such failure or delay is caused by or results from any cause whatsoever outside the reasonable control of the party concerned including, but not limited to, fire, explosion, breakdown of plant, strike, lock-out, labor disputes, casualty or accident, lack or failure of transportation facilities, flood, lack or failure of sources of supply or of labor, raw materials or energy, civil commotion, blockage or embargo, any law, regulation, decision, demand or requirement of any national or local government or authority. The party claiming relief shall, without delay, notify the other party by registered airmail or by telefax of the interruption and cessation thereof and shall use its best efforts to remedy the effects of such hindrance with all reasonable dispatch. The onus of proving that any such Force Majeure event exists shall rest upon the party so asserting. During the period that one party is prevented from performing its obligations under this Agreement due to a Force Majeure event, the other party may, in its sole discretion, suspend any obligations that relate thereto. Upon cessation of such Force Majeure event the parties hereto shall use their best efforts to make up for any suspended obligations. If such Force Majeure event is anticipated to continue, or has existed for nine (9) consecutive months or more, this Agreement may be forthwith terminated by either party by registered airmail or by telefax. In case of such termination the terminating party will not be required to pay to the other party any indemnity whatsoever.

         IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as a sealed instrument effective as of the date first above written.


SOLVAY DUPHAR B.V.                                ARQULE, INC.



By: /s/ Mr. Jan Van Houtenlaan                   By: /s/ Allan Ferguson
   ___________________________                       __________________

Name:_________________________                    Name:_________________________

Title: President                                  Title: Chairman
       ________________________                          _______________________

                                    EXHIBIT A

                              ArQule Patent Rights*

                  [THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]



                      * Confidential treatment has been
                        requested for marked portions

                                    Exhibit B
                                    ---------

Research Plan Solvay - ArQule Collaboration
-------------------------------------------

For the period October 1995 - June 30, 1996.

1.    Main Aim
      --------

The collaboration is aimed at accelerating Solvay's search for new innovative therapeutics by increasing the number and diversity of compounds through the application of combinatorial parallel synthesis chemistry technology.

2.    Research Committee / Meetings / Progress Reports
      ------------------------------------------------

Composition of the Research Committee.
For ArQule:             D.L. Coffen, PhD
                        J.C. Hogan Jr. PhD (ArQule teamleader)
                        R.A. Zambias
For Solvay:             C.C. Kruse, PhD
                        U. Prouschofe, PhD
                        J. van Randen, PhD (Solvay teamleader)

The Research Committee will meet quarterly to adapt and further define the research plan for the next 6 months and to discuss progress over the past 3 months. Chemical themes to be included in the Directed Array program and priority within the Research program will be decided upon by Solvay in consultation with ArQule. ArQule will provide Solvay with all relevant information to ArQule's best knowledge to enable sound decision making. Performance objectives, with respect to timing and number of compounds/number of themes, will be mutually defined by the Research Committee.
Progress will be discussed at least once per month (by video or telephone conference) on basis of a written monthly progress report. The monthly progress report will be prepared by ArQule and will be sent to each of the Solvay Research Committee members in time for receipt at least 7 days prior to the progress discussion. The monthly progress report will contain any (updated) listing of the Arqule employees fully or partly involved in the Solvay Research program. With the extent of involvement indicated, in addition to adequate information with respect to status and progress of the running activities.

The Research Committee aims for an open and highly interactive collaboration with the best scientific technical input from both sides. In addition to the Research Committee members, other ArQule or Solvay employees may be involved in part of the discussion upon agreement of the Research Committee team leaders.

3.    Term
      ----

The term for the research plan outlined below starts at the effective closure date of the Research Development and license agreement and ends at June 30, 1996. The first quarter ArQule will have provided the equivalence of 30 months FTE capacity.

The program outlined below for the first quarter is definitive and will be executed as agreed. Deviation will need the prior written approval of both the ArQule and the Solvay teamleaders.

4.    Selected Solvay Directed Arrays
      -------------------------------

4.1   Description
      -----------

The Solvay Directed Arrays selected for the first two quarters of the collaboration are listed below with corresponding code numbers (SAxxx), identifying the array, which will be used for reference.

[Confidential information]*

Table 1 Solvay Directed Arrays
------------------------------

NOTE: Number of compounds resulting from chemistry 'try-out'. If chemistry proofs tangible, the final number of compounds for this array might significantly increased.

More detailed descriptions, including the chemical themes involved, are included in the annexes which are part of this research program.

4.2   Quality Control
      ---------------

Quality control will be performed by ArQule. ArQule guarantees that each Solvay Directed Array complies with the following specifications:

(i)   Mass Spectrometry data on MW are in accordance with the array design.

(ii)  Amount per compound delivered is no less than *.

(iii) Purity of delivered compounds estimated by HPLC will be no less that *, unless it has been otherwise decided upon discussion in the Research Committee.

It is noted here that the purity specification of 80% in combination with the numbers of compounds to be delivered can only be guaranteed after installation of the AMPA chromatography substation at the ArQule which is expected by be operational in *.

4.3   Research Objectives
      -------------------

Depending on the array the following research objectives apply:
(i)   completed synthesis (and/or delivery by solvay) of core molecules.
(ii)  completed development of new chemical reactions, if needed.
(iii) completed synthesis  of building blocks.


                      * Confidential treatment has been
                        requested for marked portions

(iv) completed delivery of the Solvay Directed Array including all necessary information and documentation of Solvay.

Necessary information/documentation at delivery includes all chemical structures of compounds, all data on impurities, the synthetic methodology applied and information necessary to incorporate the array in Solvay's screening and to enable adequate chemical data handling.

4.4   Estimated capacity need and time plan
      -------------------------------------

*

Time and capacity plan
----------------------

Within the first two quarters of the Directed Array program all work to be done on the arrays SASCI - SO507 can be completed. Furthermore some new arrays, to be defined at the next quarter. Table 2 shows the timeline of completing the research objectives defined for each of the arrays.

*

Table 2  Timeline of completion of research objectives
------------------------------------------------------
Indicated are the months of completion. Exact dates of completions depend on the start of the program and thus on closure date of the transaction.

NOTES: Research objectives (i) - (iv) refer to the research objectives defined above.
              Delivery of library (* compounds) resulting from the chemistry 'try-outs' of SA504.

For reasons of efficiency Solvay Directed Arrays will be prepared and delivered in parts based on common chemical reaction types.
Delivery dates of (parts of) the arrays as well as the number of compounds to be delivered at those dates are indicated in the appended are descriptions.

Solvary-ArQule Cooperation
 Directed Array Program: Definition
   of Themes and Library Composition
                 *

                        * Confidential treatment has been
                        requested for marked portions

                                    EXHIBIT C

                              Installation Criteria

An AMAP is a system containing the following components and capabilities.

1.       Informatics Platform
                  (a) Reagent Inventory and Tracking System
                  (b) Array Software for Synthesis Design and Implementation
                  (c) Software for Acquisition, Analysis and Interpretation of
                      Data
                  (d) Array and Compound Registration and Tracking


2.       Robotics/Hardware/Capabilities
                  (a) Synthesis Apparatus
                  (b) Weighing/Dissolution/Solubility Testing
                  (c) Heating/Cooling/Agitation
                  (d) Concentration
                  (e) Isolation, Extraction, Purification and Chromatography


3.       Analytical Hardware
                  (a) LAN/LIM System for Data Acquisition, Interpretation and
                      Management
                  (b) Analytical Methodology/Techniques

A chemistry set, pre-tested at ArQule, will be provided by ArQule to Solvay to validate the installed system. The chemistry is to be run on the new system to completely test all components of the system. If the chemistry/system performs in a manner equivalent to the performance of the same chemistry set on ArQule's own AMAP, the system shall be considered successfully installed.